Exhibit 99.1
NEWS RELEASE Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521 Subject: THIRD QUARTER REPORT Approved by: JON S. PILARSKI
ELKHART, INDIANA -— APRIL 2, 2010
SKYLINE REPORTS THIRD QUARTER AND NINE MONTHS RESULTS
Sales for Skyline’s fiscal 2010 third quarter were $25,415,000 compared to $24,386,000 for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, sales were $95,535,000 versus $134,193,000 for fiscal 2009.
Skyline Corporation reported a net loss for the third quarter of fiscal 2010 of $3,697,000 compared to a net loss of $4,825,000 for the third quarter of fiscal 2009. On a per share basis, net loss for the quarter which ended February 28, 2010 was $.44 versus a net loss of $.58 for a year ago. For the first nine months of fiscal 2010, net loss was $11,412,000 compared to a net loss of $13,069,000 for a year ago. Net loss per share for the first nine months of fiscal 2010 was $1.36 versus a net loss per share of$1.56 for the first nine months of fiscal 2009. Net loss per share for the three and nine months ending February 28, 2010 and February 28, 2009 includes a gain on the sale of idle property, plant and equipment of $.12 and $.25, respectively.
For Skyline’s manufactured housing group, sales for the third quarter of fiscal 2010 were $15,352,000 compared to $17,784,000 for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, sales by the manufactured housing group were $66,055,000 versus the $101,352,000 recorded for the first nine months of fiscal 2009.
For the recreational vehicle (RV) group, sales amounted to $10,063,000 for fiscal 2010’s third quarter compared to $6,602,000 for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, sales by the RV group were $29,480,000 versus $32,841,000 for the same period a year ago.
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
**************
Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)

	Three Months Ended				Nine Months Ended
	February 28,				February 28,
	(Unaudited)				(Unaudited)
	2010		2009		2010		2009

Sales	$25,415		$24,386		$95,535		$134,193

Loss before income taxes	(5,554)		(7,565)		(17,789)		(20,662)
Benefit for income taxes	1,857		2,740		6,377		7,593

Net loss	$(3,697)		$(4,825)		$(11,412)		$(13,069)

Basic loss per share	$(.44	) (A)	$(.58	) (A)	$(1.36	) (A)	$(1.56	) (A)

Number of weighted average common shares outstanding	8,391,244		8,391,244		8,391,244		8,391,244

(A) Includes an after-tax gain on sale of idle property, plant and equipment of $.12 per share in 2010, and $.25 per share in 2009.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	February 28, (Unaudited)
	2010	2009
ASSETS

Cash and temporary cash investments	$76,411	$99,266
Accounts receivable	7,061	5,415
Inventories	5,900	8,254
Other current assets	18,615	20,327

Total Current Assets	107,987	133,262

Property, Plant and Equipment, net	26,917	30,855

Noncurrent Deferred Tax Assets	11,237	5,050

Other Assets	5,496	5,785

Total Assets	$151,637	$174,952

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,480	$1,283
Accrued liabilities	11,778	16,139

Total Current Liabilities	14,258	17,422

Other Deferred Liabilities	8,580	8,912

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	189,303	209,122
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	128,799	148,618

Total Liabilities and Shareholders’ Equity	$151,637	$174,952